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                                                                     EXHIBIT 3.1


               AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                          TRINET EMPLOYER GROUP, INC.

     Martin Babinec and Douglas P. Devlin hereby certify that:

     One: They are the duly elected and acting President and Secretary, respectively, of Trinet Employer Group, Inc., a California corporation (the "Corporation" or the "Company").

     Two: The Articles of Incorporation of the Corporation are hereby amended and restated to read in their entirety as follows:

                                   ARTICLE I

     The name of the corporation is Trinet Employer Group, Inc.

                                  ARTICLE II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 51,000,000 shares, 50,000,000 shares of which shall be Common Stock (the "Common Stock") and 1,000,000 shares of which shall be Preferred Stock (the "Preferred Stock").

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Restated Articles, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     C. 75,000 shares of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). 150,200 shares of the authorized shares of

                                       1.
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Preferred Stock are hereby designated "Series F Preferred Stock" (the "Series F
Preferred" and, together with the "Series E Preferred," the "Preferred").

     D. The rights, preferences, privileges, restrictions and other matters relating to the Series E Preferred and the Series F Preferred are as follows:

            1.  Dividend Rights.

                    (a) Holders of Series E Preferred, in preference to the holders of any other stock of the Company except the Series F Preferred ("Junior Stock"), shall be paid when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of six percent (6%) of the "Series E Original Issue Price" per annum on each outstanding share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Series E Original Issue Price of the Series E Preferred shall be $40.00. Such dividends shall be payable on March 31 of each year beginning on March 31, 1997, but only when and as declared by the Board of Directors and shall be cumulative beginning on January 1, 1996 whether or not declared. Accrued but unpaid dividends shall not bear interest. In the event that the Company does not redeem the Series E Preferred under Section 5 after receipt of a request for redemption from the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series E Preferred subsequent to September 30, 2000, then the dividend rate shall be increased from six percent (6%) to twelve percent (12%).

                    (b) Holders of Series F Preferred, in preference to the holders of any Junior Stock and the holders of the Series E Preferred, shall be paid when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of $1.61 per annum on each outstanding share of Series F Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The right to receive dividends on shares of Series F Preferred shall not be cumulative, and no right to such dividends shall accrue to holders of Series F Preferred by reason of the fact that dividends on said shares are not declared or paid in any year.

                    (c) So long as any shares of Series E Preferred and Series F Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of any right of first refusal upon a proposed transfer) until all dividends (set forth in Sections 1(a) and 1(b) above) on the Series E Preferred and the Series F Preferred shall have been declared and paid. The provisions of this Section 1(c) shall not, however, apply to (i) a dividend payable in Common Stock, or (ii) any repurchase of any outstanding securities of the Company that is approved by the Company's Board of Directors and at least one (1) director elected by holders of the shares of Series E Preferred.

            2.  Voting Rights.

                                       2.
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                    (a)  General Rights. Except as otherwise provided herein or as required by law, holders of Series E Preferred shall have no right to vote with respect to matters upon which the shareholders of the Company are entitled to vote. Except as otherwise provided herein or as required by law, holders of Series F Preferred shall have the number of votes equal to the number of shares of Common Stock into which each share of Series F Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class.

                    (b) Separate Vote of Series E Preferred. For so long as any shares of Series E Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Series E Preferred shall be necessary for effecting or validating the following actions:

                           i.      Any amendment, alteration, or repeal of any
provision of the Restated Articles or the Bylaws of the Company that alters or affects the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series E Preferred;

                           ii.     Any increase or decrease (other than by
redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock, including shares of Series E Preferred and Series F Preferred;

                           iii.    Any creation, whether by reclassification or
otherwise, of any class of shares or series of equity securities of the Company ranking on a parity with or senior to the Series E Preferred in right of redemption, liquidation preference, voting or dividends;

                           iv.     Any redemption, repurchase, payment of
dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of any right of first refusal upon a proposed transfer);

                           v.      Any sale, lease, assignment, transfer or
other conveyance of all or substantially all of the assets of the Company or any consolidation or merger involving the Company or any reclassification or other change of any stock, or any recapitalization, or any dissolution, liquidation or winding up, of the Company, or any other Acquisition (as defined in Section 3(c)), or any agreement or obligation so to do;

                           vi.     Any action that results in the payment or
declaration of a dividend on any shares of Common Stock or Preferred Stock;

                           vii.    Any increase or decrease in the authorized
number of members of the Company's Board of Directors; or

                                       3.
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                           viii.   Any issuance of any equity security of the
Company or any security convertible into any equity security of the Company or any right or option for the purchase of any equity security of the Company (other than the options and shares excluded from the definition of Additional Shares of Common Stock (as hereafter defined)).

                    (c) Separate Vote of Series F Preferred. For so long as any shares of Series F Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series F Preferred shall be necessary for effecting or validating the following actions:

                           i.      Any amendment, alteration, or repeal of any
provision of the Restated Articles or the Bylaws of the Company that alters or affects the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series F Preferred;

                           ii.     Any increase or decrease (other than by
redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock, including shares of Series E Preferred and Series F Preferred;

                           iii.    Any creation, whether by reclassification or
otherwise, of any class of shares or series of equity securities of the Company ranking senior to the Series F Preferred in right of redemption, liquidation preference, voting or dividends; or

                           iv.     Any sale, lease, assignment, transfer or
other conveyance of all or substantially all of the assets of the Company or any consolidation or merger involving the Company or any reclassification or other change of any stock, or any recapitalization, or any dissolution, liquidation or winding up, of the Company, or any other Acquisition (as defined in Section 3(c)), or any agreement or obligation so to do.

                    (d) Election of Board of Directors. So long as any shares of Series E Preferred remain outstanding, then the holders of Series E Preferred shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

            3.  Liquidation Rights.

                    (a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other outstanding capital stock, (i) the holders of Series F Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series F Preferred equal to $26.64 (the "Series F Original Issue Price") plus all declared and unpaid dividends on such shares of Series F Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series F Preferred held by them and (ii) the holders of Series E Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series E Preferred equal to the Series E Original Issue Price plus all accrued and unpaid, cumulated dividends, whether or not declared, on such

                                       4.
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shares of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series E Preferred held by them. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series F Preferred and Series E Preferred of the liquidation preferences set forth herein, then such assets shall be distributed among the holders of shares of Series F Preferred and Series E Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                    (b) After the payment of the full liquidation preference of the Series F Preferred and the Series E Preferred as set forth in Section 3(a), the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of any Junior Stock.

                    (c) Upon the election by the holders of at least a majority of the then outstanding Series F Preferred and at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Series E Preferred, the following events shall be considered a liquidation under this Section 3:

                           i.      any consolidation or merger of the Company
with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of forty percent (40%) of the Company's voting power is transferred (an "Acquisition"); or

                           ii.     a sale, lease or other disposition of all or
substantially all of the assets of the Company (an "Asset Transfer").

            4.  Conversion Rights.

                    The holders of the Series E Preferred and the Series F Preferred shall have the following rights with respect to the conversion of the Series E Preferred and the Series F Preferred, respectively, into shares of Common Stock (the "Series E Conversion Rights" and the "Series F Conversion Rights"):

                    (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series E Preferred and Series F Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series E Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series E Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series E Preferred being converted. The number of shares of Common Stock to which a holder of Series F Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series F Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series F Preferred being converted.

                                       5.

                    (b) Series E Conversion Rate; Series F Conversion Rate. The conversion rate in effect at any time for conversion of the Series E Preferred (the "Series E Conversion Rate") shall be the quotient obtained by dividing the Series E Original Issue Price of the Series E Preferred by the "Series E Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series F Preferred (the "Series F Conversion Rate") shall be the quotient obtained by dividing the Series F Original Issue Price of the Series F Preferred by the "Series F Conversion Price," calculated as provided in Section 4(c).

                    (c) Conversion Price. The conversion price for the Series E Preferred shall initially be $25.00 (the "Series E Conversion Price"). The conversion price for the Series F Preferred shall initially be $26.64 (the "Series F Conversion Price"). Such initial Series E Conversion Price and Series F Conversion Price shall be adjusted from time to time in accordance with this
Section 4. All references to the Series E Conversion Price and the Series F Conversion Price herein shall mean the applicable conversion price as so adjusted.

                    (d) Mechanics of Conversion. Each holder of Series E Preferred or Series F Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series E Preferred or Series F Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors in good faith as of the date of such conversion), with respect to the Series E Preferred, any accrued but unpaid cumulated dividends, whether or not declared, on the shares of Series E Preferred being converted and, with respect to the Series F Preferred, any declared but unpaid dividends on the shares of Series F Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series E Preferred or Series F Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                    (e) Adjustment for Stock Splits and Combinations. As to the Series E Preferred, any reference herein to the "Original Issue Date" shall mean the date that the first share of Series E Preferred was issued, and as to the Series F Preferred, any reference herein to the "Original Issue Date" shall mean the date that the first share of Series F Preferred was issued. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Series E Conversion Price and the Series F Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series E Conversion Price and the Series F Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                                       6.

                    (f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series E Conversion Price and the Series F Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable conversion price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Conversion Price and the Series F Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Conversion Price and the Series F Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                    (g) Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provision shall be made so that the holders of the Preferred outstanding on such record date shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4 with respect to the rights of the holders of the Preferred or with respect to such other securities by their terms.

                    (h) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) above or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Preferred outstanding on the effective date of such event shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                                       7.

                    (i) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or a merger or a consolidation or a sale of assets involving the Company (other than an Acquisition or Asset Transfer as defined in Section 3(c) above or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization or merger or consolidation or sale of assets involving the Company, provision shall be made so that the holders of the Preferred outstanding on the effective date of such event shall thereafter be entitled to receive upon conversion of the Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred after the capital reorganization or merger or consolidation or sale of assets involving the Company to the end that the provisions of this Section 4 (including adjustment of the Series E Conversion Price and the Series F Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred) shall be applicable after that event and be as nearly equivalent as practicable.


                    (j)  Sale of Shares.

                           i.      If at any time or from time to time after the
Original Issue Date of the Series E Preferred and before the Original Issue Date of the Series F Preferred, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, regardless of the price per share, then and in each such instance the then existing Series E Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the product obtained by multiplying the existing Series E Preferred Conversion Price by the quotient obtained by dividing the number of shares of Common Stock deemed to be outstanding (as defined below) immediately prior to such issue or sale by the sum of the number of shares of Common Stock deemed to be outstanding (as defined below) immediately prior to such issue plus the number of Additional Shares of Common Stock. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock other than the Series E Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible equity securities on the day immediately preceding the given date.

                           ii.     If at any time or from time to time after the
Original Issue Date of the Series F Preferred, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of

                                       8.

Common Stock as provided in Section 4(e) above, at a price per share less than $18.50 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), then and in each such instance the then existing Series F Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the product obtained by multiplying the existing Series F Preferred Conversion Price by the quotient obtained by dividing the number of shares of Common Stock deemed to be outstanding (as defined below) immediately prior to such issue or sale by the sum of the number of shares of Common Stock deemed to be outstanding (as defined below) immediately prior to such issue plus the number of Additional Shares of Common Stock. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible equity securities on the day immediately preceding the given date and (D) the number of shares of Common Stock which the aggregate consideration received (as defined in (iv) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Series F Conversion Price.

     If at any time or from time to time after the Original Issue Date of the Series F Preferred, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock, other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, at a price per share at or between $18.50 and $26.64 (a "Dilution Price") (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), then and in each such instance the then existing Series F Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Dilution Price; provided, however, that such adjustment shall be made only if such adjustment results in a Series F Conversion Price less than the Series F Conversion Price in effect immediately prior to the taking of such action.

                           iii.    For the purpose of making any adjustment
required under the above Section D.4(j)(ii), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and before deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (j)(iv) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options

                                       9.

                           iv.     For the purpose of the adjustment required
under this Section 4(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities"), in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof. No further adjustment of the Series E Conversion Price or the Series F Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series E Conversion Price and the Series F Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series E Conversion Price and the Series F Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred.

                           v.      "Additional Shares of Common Stock" shall
mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(j), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon conversion of the Preferred; (2) with respect to the Series E Preferred, up to Thirty Thousand (30,000) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Original Issue Date of the Series E Preferred to employees, officers or directors of the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (3) with respect to the Series F Preferred, up to Nine Hundred Sixty Five Thousand Thirty Three (965,033) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) issued after the Original Issue Date of the Series F Preferred to employees, officers or directors of the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (4) with respect to the Series E Preferred, shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date of the Series E Preferred; and (4) with respect to the Series F Preferred, shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date of the Series F Preferred.

                    (k) No Impairment. Except as provided for in Section 2(b) and (c) above, the Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the

                                      10.

terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred against impairment.

                    (l) Certificate of Adjustment. In each instance of an adjustment or readjustment of the Series E Conversion Price or the Series F Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of any series of the Preferred, if such Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the Series E Conversion Price or the Series F Conversion Price, as applicable, at the time in effect, (2) the number of Additional Shares of Common Stock and (3) the type and amount, if any, of other property which at the time would be received upon conversion of such Preferred.

                    (m) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall give notice to each holder of Preferred at least thirty (30) days prior to the record date specified therein specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                    (n)  Automatic Conversion.

                           i.      Each share of Series E Preferred shall
automatically be converted into shares of Common Stock, based on the then-effective Series E Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series E Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price of each existing share of Common Stock is valued at a

                                      11.

minimum of $50.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000. Upon such automatic conversion, any accrued but unpaid cumulated dividends, whether or not declared, shall be paid in accordance with the provisions of
Section 4(d).

                           ii.     Each share of Series F Preferred shall
automatically be converted into shares of Common Stock, based on the then-effective Series F Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series F Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price of each existing share of Common Stock is valued at a minimum of $26.64 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000. Upon such automatic conversion, any declared but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                           iii.    Upon the occurrence of the event specified in
paragraph (i) or (ii) above, the outstanding shares of the applicable series of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred, the holders of the applicable series of Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred surrendered were convertible on the date on which such automatic conversion occurred, and, with respect to the Series E Preferred, any accrued but unpaid cumulated dividends, whether or not declared, shall be paid in accordance with the provisions of Section 4(d) and, with respect to the Series F Preferred, any declared but unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                    (o) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

                                      12.

                    (p) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    (q)  Notices. Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                    (r) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred so converted were registered.

            5.  Redemption.

                    (a) The Company shall be obligated to redeem the Series E Preferred as follows:

                           i.     At any time after September 30, 2000, the
holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series E Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the Series E Preferred (beginning on the first calendar quarter commencing at least 30 days after such notice) (the "Redemption Date"). The Company shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Series E Preferred to be redeemed a sum equal to the Original Issue Price per share of Series E Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus accrued but unpaid cumulated dividends, whether or not declared, with respect to such shares. The total amount to be paid for the Series E Preferred is hereinafter referred to as the "Redemption Price."

                           ii.     At least thirty (30) days but no more than
sixty (60) days prior to the Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series E Preferred to be redeemed setting forth (a) the Redemption Price for the shares to be redeemed; and (b) the place at which such holders may obtain payment of the Redemption

                                      13.

Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                    (b) On or after such Redemption Date, each holder of shares of Series E Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all dividends on the shares of Series E Preferred to be redeemed shall cease to accrue and all rights of the holders of such shares as holders of Series E Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares, provided that in the event that shares of Series E Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series E Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                    (c) In the event of a call for redemption of any shares of Series E Preferred, the Series E Conversion Rights (as defined in Section 4) for such Series E Preferred shall terminate as to the shares designed for redemption at the close of business on the second (2nd) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

            6. No Reissuance of Series E Preferred. No share or shares of Series E Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

            7. No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Company pursuant to written agreements.

            8. Status of Converted or Redeemed Stock. If any shares of Preferred are converted or redeemed pursuant to Section 4 or Section 5 above, then the shares so converted or redeemed shall resume the status of authorized but undesignated and unissued shares of Preferred Stock.

                                  ARTICLE IV

     A. The authorized number of members of the Board of Directors of the Company shall be as set forth in the Bylaws of this Company. So long as any shares of Series E Preferred remain outstanding, one (1) director shall be elected by the holders of shares of Series E Preferred outstanding voting together as a separate class. The remaining directors shall be

                                      14.

elected by the shares of Series F Preferred and Common Stock outstanding. In the case of any vacancy in the office of a director, the holders that previously elected a director to that office, at a duly held meeting or by written consent, may elect a successor to fill the vacancy. Any director may be removed either with or without cause by, and only by, the holders that elected that director at a duly held meeting or by unanimous written consent, and any vacancy thereby created may be filled by such holders in the same manner. The director previously elected by holders of shares of Series E Preferred shall continue as a director until the expiration of the term for which such director was elected and until a successor has been elected and qualified as if such director was elected by shares of Common Stock outstanding, except as otherwise provided in the Bylaws.

     B. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock shall be necessary for effecting or validating any agreement by the Company or its shareholders regarding an Asset Transfer or Acquisition (each as defined in Article III.D.3(d))

                                   ARTICLE V

     A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. The Company is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

     C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability."

     THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of the Company.

     FOUR:   The foregoing amendment and restatement of the Articles of
Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of the Company is Six Million Three Hundred Ninety Thousand Four Hundred Ninety Nine (6,390,499) and the total number of outstanding shares of E Preferred of the Company is (Twelve Thousand Five Hundred) 12,500. The number of shares voting in favor of the

                                      15.

amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock and Series E Preferred voting together, more than sixty-six and two-thirds percent (66 2/3%) of the outstanding Series E Preferred voting separately as a class and more than fifty percent (50%) of the outstanding Common Stock voting separately as a class.

                                      16.

     The undersigned further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

     Executed at San Leandro, California on February ___, 2000


                                             By:_____________________________
                                                Martin Babinec, President

                                             By:______________________________
                                                Douglas P. Devlin, Secretary

                                      17.